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Exhibit 21.1

STEADYMED LTD.

LIST OF SUBSIDIARIES

Subsidiaries	Incorporation
SteadyMed Therapeutics, Inc.	Delaware, United States
SteadyMed U.S. Holdings, Inc.	Delaware, United States

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  Exhibit 21.1
STEADYMED LTD. LIST OF SUBSIDIARIES